Exhibit 10.6

Private and Confidential

November 24, 1998

James B. De Golia

52 Pierce St.

San Francisco, CA 94117

Dear Jim,

Further to our recent discussions, Micromuse Inc. is pleased to offer you the position of VP, Secretary and General Counsel. Your terms of employment will be as follows:

•	Your starting date will be January 1, 1999

•	You will be paid a base salary of $15,000.00 per month, the equivalent of $180,000.00 per annum, with a review falling due twelve (12) months after your commencement date and annually thereafter.

•	You are entitled to a $30,000.00 discretionary bonus based on objectives to be determined, which may be replaced by an Executive bonus program, when and if it is adopted by the Board.

•	You will be entitled to a twelve (12) month Notice of Termination if your employment is terminated without cause or you resign following one of these events: (i) Your job location is changed more than 50 miles; (ii) Your compensation is substantially reduced or your responsibilities are materially reduced (collectively “Termination”) by Micromuse or by any successor within one year after the close of a change of control transaction.

During such notice period you will be entitled to, base salary, discretionary bonus, officer level employee health, insurance and other benefits and stock option vesting. In the event such employment Termination is in conjunction with or within one year after the close of a change in control, then vesting of outstanding unvested stock options shall accelerate at the time of such Termination vested options shall be exercisable as if your employment persisted until the end of the notice period. In order to receive the foregoing, you agree to execute Micromuse’s release and non-competition agreement at the time of any such Termination.

Cause means the commission of any act of fraud, embezzlement or dishonesty, conviction of a felony under the laws of the United States or any state thereof, gross misconduct, continued failure to perform assigned duties for 30 days after receiving written notification from the Board, and unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary), or any other intentional misconduct adversely affecting the business affairs of the Company for any parent or subsidiary) in a material manner.

•	Subject to the approval of the Board of Directors of Micromuse Inc., you will be granted options to purchase 70,000 shares of the Common Stock of Micromuse Inc. at the current fair value of the stock as represented by the closing price of the stock publicly traded on the NASDAQ Stock Exchange on the later of the date that you join or the date on which the option is granted.

•	Your position with the Company will be reviewed after three months to ensure that our relationship with you is proceeding to our mutual satisfaction.

•	You are required to work exclusively for Micromuse Inc. and to accept totally the confidential and proprietary nature of our business.

•	Office hours are normally 9:00 a.m. to 6:00 p.m. Monday through Friday. As an exempt, salaried employee, you will not be eligible for overtime pay, however, some flexibility is expected in order to complete your tasks as assigned.

•	Normal business expenses incurred in the execution of your duties will be reimbursed.

•	Your vacation entitlement is 20 days per annum. Vacation accrues at 1.66 days per complete month worked. The Company’s vacation year runs to December 31st. With the approval of your immediate superior, you may carry forward up to five (5) days of unused leave.

•	Company medical, dental, and AD&D insurance is available.

•	We have implemented a 401(k) plan as well as an Employee Stock Purchase Plan in which you will be entitled to participate in subject to the terms and conditions of the plans.

This offer will remain open for acceptance until December 8, 1998 and is conditional to you signing the enclosed proprietary information, inventions and non-solicitation agreement. I look forward to the possibility of welcoming you as a member of our team and I appreciate the time you have taken, and your patience in getting to this point with us.

Please indicate your acceptance of these terms by signing and returning a signed copy of this letter to me.

With best regards,

Pamela Carifee for Stephen Allott

Human Resources

I hereby acknowledge receipt of this letter, and hereby accept the terms and conditions set out in the letter and agree they shall form the terms and conditions of my employment with Micromuse Inc.

/s/ James B. De Golia
James B. De Golia

Date